Exhibit 10.1

Andrew Drexler                                            May 15, 2015

Andy:

I am pleased to extend this offer of employment as SVP, Chief Accounting Officer and Controller with J. C. Penney Corporation, Inc. (“J.C. Penney”) Depending on your organization, you may be employed by J. C. Penney Corporation, Inc., or one of its subsidiaries, (e.g., JCP Logistics, Inc., J. C. Penney Purchasing Corporation, JCP Procurement, Inc. or JCPenney Puerto Rico, Inc)., reporting to me. Your new office will be in 6501 Legacy Drive, Plano, Texas 75024. I propose a start date of Monday, June 8th 2015 and am excited to work with you. The components of your offer are below.

Compensation
Your annualized base salary will be $380,000.

In addition to your base salary, you will receive a one-time sign-on bonus in the amount of $300,000 less applicable taxes, within 60 days of your date of hire.  To receive this sign-on bonus, you must sign and return the attached sign-on bonus agreement.

After you commence employment with JCPenney, you will receive an equity award on the date of grant with a fair market value of $525,000. The award will be your choice of either (1) 100% time-based restricted stock units (“TBRSUs”) or (2) 50% TBRSUs and 50% stock options. One-third of the equity will vest on each of the first three anniversaries of the grant date. The vesting of equity awards is contingent on your active employment with the Company on the applicable vesting date with no break in service.

The grant date will be the third full trading date following the date your employment begins. The terms and conditions of your equity award will be provided in your award notice, which will be distributed following your grant date.

You are also eligible to participate in a performance-based bonus program. Your target bonus opportunity is 50% of your base salary. Assuming employment for a full fiscal year, your bonus amount at target would be $190,000, for total annual earnings of $570,000. For the initial fiscal year of your employment following your start date, your bonus will be prorated based upon the actual duration of your participation in the program, assuming continued employment through the end of the fiscal year.

Long-term Incentive Compensation
Your position entitles you to participate in J.C. Penney’s Long-Term Incentive Compensation Program. Long-term incentive awards are made on an annual basis, typically in the first quarter, and are subject to approval by the Human Resources and Compensation Committee (“HRCC”) of the Board of Directors. Each year, the HRCC determines the amount and type of awards that will be delivered in the annual grant. Award amounts are determined by position and individual performance. Past awards have consisted of stock options, TBRSUs, and/or performance-based restricted stock units.

__________________________
1 Depending on your organization, you may be employed by J. C. Penney Corporation, Inc., or one of its subsidiaries, (e.g., JCP Logistics, Inc., J. C. Penney Purchasing Corporation, JCP Procurement, Inc. or JCPenney Puerto Rico, Inc).

Relocation
To assist with your move, attached is a summary of the relocation benefits provided by JCPenney.   Upon acceptance of the offer and clear background check, JCPenney will initiate your relocation with our provider Altair Global Relocation.   To ensure your move is as smooth as possible, Altair will contact you directly to administer the relocation benefits.  Before any benefits can be initiated, Associate will be required to acknowledge 12-month payback agreement (administered by Altair).

Benefits
We offer a comprehensive benefits package. A listing of our benefits programs is attached.

The terms and conditions of this offer letter supersede any previous representations concerning any terms or conditions of your employment with J.C. Penney.  Additionally, this offer, including referenced agreements, is governed by the federal and state law of the State of Texas, without regard to choice of law provisions of any other state. While we are confident that we will have a mutually beneficial employment relationship, employment with J.C. Penney is voluntary and at-will and does not create a contract for employment. Under this relationship, J.C. Penney may, at any time, decide to end an individual’s employment with or without cause, prior notice or discipline at J.C. Penney’s sole discretion. Likewise, any employee is free to end his or her employment at any time for any reasons with or without notice. Nothing in this offer or any attached agreement is intended to alter the at-will employment relationship.

Other Terms and Conditions
This offer of employment and your continued employment with J.C. Penney are expressly contingent upon J.C. Penney receiving the following:

•
I-9 Required documentation - Please remember to bring documentation to support the I-9 Statement that shows your eligibility to work in the United States. A list of acceptable documents is attached for your review. There is no need to print this form out, but please use as reference. You will complete this form electronically on your first day.

•	Acceptable results from a background investigation.

•	Your signature agreement to respect confidential information (this agreement is attached to your offer letter).

•
Your signature agreement to participate in the J.C. Penney Binding Arbitration Program. This agreement can be found at www.jcpenney.net/associate_arbitration_agreement. You will sign this document electronically on your first day of employment.

•
Your signature agreement to certify your compliance with J.C. Penney’s Statement of Business Ethics. The Statement of Business Ethics can be found at http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9MTQyNjY0fENoaWxkSUQ9LTF8VHlwZT0z&t=1. You will sign the associated Certificate of Compliance on your first day of employment.

•
Satisfactory assurance that you are not subject to any non-compete or other restrictive covenant that could impair your ability to perform the job responsibilities of the position you are offered or could subject the company to potential liability.  If you are subject to any such restrictions, please provide us with a copy of relevant documents at your earliest convenience.

Please confirm your acceptance of this offer by signing below and returning the signed offer letter along with signed agreements to Brynn Evanson (bevanson@jcp.com), EVP Human Resources.

We are excited about the opportunity to work with you and welcome you to the J.C. Penney team!  I look forward to partnering with you as we work to return to profitable growth.

Regards,

/s/ Ed Record

Ed Record
Chief Financial Officer

J.C. Penney
6501 Legacy Drive
Plano, TX, 75024
www.jcpenney.com

My signature acknowledges that I am accepting your offer of employment as outlined in the offer letter. I acknowledge that this is not a contract of employment.

Name (Print):    Andrew S. Drexler

Signature:    /s/ Andrew S. Drexler

Date:        5/15/2015

J.C. Penney Company, Inc.
Agreement to Respect Confidential Information

Congratulations and welcome to J.C. Penney!  We are pleased and excited that you have agreed to join our team.  With your help, we will accelerate our growth from a top performer to the industry leader.

While you have been hired based on your prior accomplishments and experiences, we ask that you do not bring any confidential business information with you from any prior employer(s). Confidential information is information that may be marked as “confidential”, “proprietary” or “privileged” or any other business information that may not be known by the public.  While bringing such information to J.C. Penney may seem innocent, it is a violation of our Statement of Business Ethics to do so - a violation at which can result in disciplinary action up to and including termination of your employment. Further, doing so can expose both you and J.C. Penney to civil and criminal liability.

The type of confidential information that should not be shared with us is the same type of information that J.C. Penney would not want you to share with our competitors.  If you have any questions whether the information you have from any prior employer(s) is confidential information, please contact your Human Resources Representative to discuss.

Please sign below to acknowledge your understanding and agreement.

Name (Print):    Andrew S. Drexler

Signature:    /s/ Andrew S. Drexler

Date:        5/15/2015

J. C. Penney Corporation, Inc.
Sign-On Bonus Agreement

In addition to your base salary, you will receive a one-time sign-on bonus in the amount of $300,000 less applicable taxes, within 60 days of your date of hire.

By accepting this bonus and signing the agreement below, if you voluntarily terminate your employment with J.C. Penney Corporation, Inc. (“J.C. Penney”) Your offer of employment is with J. C. Penney Corporation, Inc. or one of its subsidiaries. or your employment is terminated for cause, including specifically, a breach of any of J.C. Penney’s policies, practices, procedures or Statement of Business Ethics as determined by J.C. Penney, within 24 months of your start date, you agree to reimburse J.C. Penney for a pro-rata portion of the sign-on bonus according to the following:

•	The amount of the sign-on bonus you will be required to reimburse J.C. Penney will be determined by multiplying the portion of the sign-on bonus you received by a fraction

◦	The numerator of which is the number of whole calendar months that remain between the date of your termination and the second anniversary of your start date

◦	The denominator of which is 24

•
You will not be required to reimburse J.C. Penney for any portion of your sign-on bonus if your employment is involuntarily terminated by J.C. Penney for any reason other than for cause, or if your employment is terminated as a result of your death or disability.

To the extent permitted by law, team member agrees that J.C. Penney may deduct reimbursement payments from team member’s final paycheck and/or vacation payout. If reimbursement payments are not timely paid, J.C. Penney shall be entitled to recover reasonable collection agency fees and attorney's fees incurred by J.C. Penney because of such noncompliance. Nothing in this agreement is intended to alter the at-will employment relationship between you and J.C. Penney.

Name (Print):    Andrew S. Drexler

Signature:    /s/ Andrew S. Drexler

Date:        5/15/2015

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2 Your offer of employment is with J. C. Penney Corporation, Inc. or one of its subsidiaries.